UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D/A

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)
(Amendment No. 3)*

REVLON, INC.

(Name of Issuer)

Class A Common Stock, par value $0.01 per share

(Title of Classes of Securities)

761525609

(CUSIP Number of Classes of Securities)

STEVEN M. COHEN
 EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER
AND GENERAL COUNSEL
MACANDREWS & FORBES INCORPORATED
35 EAST 62ND STREET
NEW YORK, NEW YORK 10065
(212) 572-8600

(Name, Address and Telephone Number of Person Authorized to
Receive Notices and Communications)

Copies to:
ADAM O. EMMERICH, ESQ. AND DONGJU SONG, ESQ.
WACHTELL, LIPTON, ROSEN & KATZ
51 WEST 52ND STREET
NEW YORK, NEW YORK 10019
(212) 403-1000

August 15, 2016
 (Date of Event Which Requires Filing of this Statement)
If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box.  ☐
Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON Ronald O. Perelman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON MacAndrews & Forbes Incorporated
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS (SEE INSTRUCTIONS) OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON MacAndrews & Forbes LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON REV Holdings LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON Mafco Four LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON MacAndrews & Forbes Group, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON RCH Holdings One Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON NDX Holdings One LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON SGMS Acquisition Two Corporation
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) CO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON RLX Holdings One LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON RLX Holdings Two LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON RLX Holdings Three LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON RLX Holdings Four LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON DBX Holdings One LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON MFV Holdings One LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 40,669,640 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 40,654,382 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 40,669,640 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 77.5% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON Raymond G. Perelman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 0 shares of Class A Common Stock (1)
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 15,258 shares of Class A Common Stock (1)
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 15,258 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.0% (2)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

(1)	The information set forth in Item 5 is incorporated herein by reference.
(2)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

1	NAME OF REPORTING PERSON Perelman Trust Company, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0 shares of Class A Common Stock
	8	SHARED VOTING POWER 4,546,352 shares of Class A Common Stock
	9	SOLE DISPOSITIVE POWER 0 shares of Class A Common Stock
	10	SHARED DISPOSITIVE POWER 4,546,352 shares of Class A Common Stock
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,546,352 shares of Class A Common Stock
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 8.7% (1)
14	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) OO
(1)	Calculation based on 52,498,246 shares of Class A Common Stock outstanding as of June 30, 2016.

This Amendment No. 3 to Schedule 13D ("Amendment No. 3"), which amends and supplements the statement on Schedule 13D, dated October 8, 2009, as amended and supplemented by Amendment No. 1 thereto dated October 8, 2013 and Amendment No. 2 thereto dated January 14, 2016  (as amended, the "Schedule 13D"), is being filed with the Securities and Exchange Commission by Mr. Ronald O. Perelman, MacAndrews & Forbes Incorporated, a Delaware corporation ("MacAndrews & Forbes"), MacAndrews & Forbes LLC, a Delaware limited liability company, REV Holdings LLC, a Delaware limited liability company, Mafco Four LLC, a Delaware limited liability company, MacAndrews & Forbes Group, LLC, a Delaware limited liability company, RCH Holdings One Inc., a Delaware corporation, NDX Holdings One LLC, a Delaware limited liability company, SGMS Acquisition Two Corporation, a Delaware corporation, RLX Holdings One LLC, a Delaware limited liability company, RLX Holdings Two LLC, a Delaware limited liability company, RLX Holdings Three LLC, a Delaware limited liability company, RLX Holdings Four LLC, a Delaware limited liability company, DBX Holdings One LLC, a Delaware limited liability company, MFV Holdings One LLC, a Delaware limited liability company, Mr. Raymond G. Perelman and Perelman Trust Company, LLC, a Delaware limited liability company (each of the foregoing, a "Reporting Person," and collectively, the "MacAndrews & Forbes Reporting Persons") relating to the shares of Class A Common Stock, par value $0.01 per share ("Class A Common Stock"), of Revlon, Inc., a Delaware corporation (the "Company").
Capitalized terms used herein shall have the meanings ascribed to them in the Schedule 13D unless otherwise defined herein.
Item 2.  Identity and Background
The information contained in Item 2 of the Schedule 13D is hereby amended and supplemented with the following information:
On August 15, 2016, Perelman Trust Company, LLC, a Delaware limited liability company of which MacAndrews & Forbes is the managing member and owns 100% of the voting interests, acquired 4,546,352 shares of Class A Common Stock from trusts controlled by Raymond G. Perelman, to which Raymond G. Perelman had previously transferred such shares.  For the avoidance of doubt, the information in clauses (b), (d) and (e) of Item 2 applies to Perelman Trust Company, LLC as a MacAndrews & Forbes Reporting Person.
Schedule A of the Schedule 13D is hereby amended by adding the information attached as Schedule A hereto which is incorporated herein by reference.
Item 3.  Source and Amount of Funds or Other Consideration
The information contained in Item 3 of the Schedule 13D is hereby amended and supplemented with the following information:
In exchange for the 4,546,352 shares of Class A Common Stock acquired from trusts controlled by Raymond G. Perelman, Perelman Trust Company, LLC paid such trusts $10,892,968 in cash and issued to such trusts notes with an aggregate principal amount of $125,269,137.  The obligations under the notes are secured by the shares of Class A Common Stock held by Perelman Trust Company, LLC.
Item 5.  Interest in Securities of the Issuer
The information in Item 5(a) which the Reporting Persons disclosed in Amendment No. 1 to the Schedule 13D is hereby amended and restated as follows:
(a)
MacAndrews & Forbes, the sole stockholder of which is Ronald O. Perelman, directly or indirectly owns all the stock or membership interests, as applicable, of MacAndrews & Forbes LLC, REV Holdings LLC, Mafco Four LLC, MacAndrews & Forbes Group, LLC, RCH Holdings One Inc., NDX Holdings One LLC, SGMS Acquisition Two Corporation, RLX Holdings One LLC, RLX Holdings Two LLC, RLX Holdings Three LLC, RLX Holdings Four LLC, DBX Holdings One LLC and MFV Holdings One LLC, and all the voting interests of Perelman Trust Company, LLC.

Of the 40,669,640 shares of Class A Common Stock reported herein, (i) 36,108,030 shares of Class A Common Stock are owned by MacAndrews & Forbes or its wholly-owned subsidiaries; (ii) 4,546,352 shares of Class A Common Stock are owned by Perelman Trust Company, LLC, and (iii) 15,258 shares of Class A Common Stock are beneficially owned by Raymond G. Perelman.  MacAndrews & Forbes may also be deemed to beneficially own these 15,258 shares of Class A Common Stock beneficially owned by Raymond G. Perelman because MacAndrews & Forbes holds an irrevocable voting proxy with respect to those shares.  Those shares are included in the totals reported, and on Items 8, 11 and 13 on the cover pages of this Schedule 13D for all of the Reporting Persons other than Perelman Trust Company, LLC.
The total ownership of the MacAndrews & Forbes Reporting Persons represents approximately 77.5% of all of the Company's outstanding Class A Common Stock, which is the only class of the Company's equity securities outstanding as of the date of this Amendment No. 3.
The responses of each Reporting Person to Items 7 through 11 of the cover pages of this Schedule 13D relating to beneficial ownership of the shares of Class A Common Stock are incorporated herein by reference.
(e)	The information set forth in Item 2 of this Amendment No. 3 with respect to Raymond G.Perelman is incorporated herein by reference.
Item 6.  Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer
The information contained in Item 6 of the Schedule 13D is hereby amended and supplemented by adding the following information:
Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the MacAndrews & Forbes Reporting Persons have entered into an agreement on August 17, 2016, with respect to the joint filing of this Schedule 13D and any amendment or amendments hereto (the "Joint Filing Agreement").  The Joint Filing Agreement is attached hereto as Exhibit 1 and incorporated herein by reference.
The information set forth in Item 3 of this Amendment No. 3 with respect to Raymond G. Perelman and Perelman Trust Company, LLC is incorporated herein by reference.
Item 7.  Material To Be Filed as Exhibits
Exhibit 1	Joint Filing Agreement, dated as of August 17, 2016, by and among the MacAndrews & Forbes Reporting Persons.

SIGNATURES
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule 13D/A is true, complete and correct.

Date: August 17, 2016
	By:	/s/ Ronald O. Perelman
Ronald O. Perelman

MACANDREWS & FORBES INCORPORATED
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MACANDREWS & FORBES LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

REV HOLDINGS LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MAFCO FOUR LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MACANDREWS & FORBES GROUP, LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RCH HOLDINGS ONE INC.
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

NDX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

SGMS ACQUISITION TWO CORPORATION
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS TWO LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS THREE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS FOUR LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

DBX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MFV HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

/s/ Raymond G. Perelman
Raymond G. Perelman

PERELMAN TRUST COMPANY, LLC
	By:	MacAndrews & Forbes Incorporated, its managing member

	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

Schedule A Amendment

MFV Holdings One LLC
Controlling persons and officers of MFV Holdings One LLC, a Delaware limited liability company:
Name	Title
Paul G. Savas	Executive Vice President and Chief Financial Officer
MacAndrews & Forbes Incorporated is the sole member of MFV Holdings One LLC.
Except as reported in Item 5, none of the persons listed above beneficially owns any shares of Class A Common Stock.  The controlling persons' and officers' address is MacAndrews & Forbes Incorporated, 35 East 62nd Street, New York, New York 10065.  All of the officers of MFV Holdings One LLC are United States citizens.

Exhibit 1
Pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing of this Statement on Schedule 13D including any amendments thereto. This Joint Filing Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Date: August 17, 2016
	By:	/s/ Ronald O. Perelman
Ronald O. Perelman

MACANDREWS & FORBES INCORPORATED
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MACANDREWS & FORBES LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

REV HOLDINGS LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MAFCO FOUR LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MACANDREWS & FORBES GROUP, LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RCH HOLDINGS ONE INC.
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

NDX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

SGMS ACQUISITION TWO CORPORATION
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS TWO LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS THREE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

RLX HOLDINGS FOUR LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

DBX HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

MFV HOLDINGS ONE LLC
	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer

/s/ Raymond G. Perelman
Raymond G. Perelman

PERELMAN TRUST COMPANY, LLC
	By:	MacAndrews & Forbes Incorporated, its managing member

	By:	/s/ Paul G. Savas
Name: Paul G. Savas
Title: Executive Vice President and Chief Financial Officer